                            ASSET PURCHASE AGREEMENT


                                  dated as of

                                October 21, 1996


                                    between



                               GN Great Nordic as

                                      and

                              GN Netcom/Unex Inc.



                                      and



                              Dynatech Corporation

                                      and

                                UNEX Corporation

                               TABLE OF CONTENTS

                             ---------------------

                                                                                                                             PAGE
                                                                                                                             ----
                                                              ARTICLE 1
                                                             DEFINITIONS

SECTION 1.01.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

                                                              ARTICLE 2
                                                          PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
SECTION 2.02.  Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
SECTION 2.03.  Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
SECTION 2.04.  Excluded Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
SECTION 2.05.  Assignment of Contracts and Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
SECTION 2.06.  Purchase Price; Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
SECTION 2.07.  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
SECTION 2.08.  Closing Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
SECTION 2.09.  Adjustment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
SECTION 2.10.  Apportionment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12

                                                              ARTICLE 3
                                        REPRESENTATIONS AND WARRANTIES OF DYNATECH AND SELLER

SECTION 3.01.  Corporate Existence and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
SECTION 3.02.  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
SECTION 3.03.  Corporate Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
SECTION 3.04.  Governmental Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
SECTION 3.05.  Non-contravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
SECTION 3.06.  Finders' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
SECTION 3.07.  Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
SECTION 3.08.  Sufficiency of and Title to the Purchased Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
SECTION 3.09.  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
SECTION 3.10.  Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
SECTION 3.11.  Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
SECTION 3.12.  Required and Other Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
SECTION 3.13.  Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
SECTION 3.14.  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
SECTION 3.15.  Insurance Coverage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
SECTION 3.16.  Environmental Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
SECTION 3.17.  Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20

                                                                                                                            PAGE
                                                                                                                            ----
SECTION 3.18.  Customers and Distributors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
SECTION 3.19.  Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
SECTION 3.20.  Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
SECTION 3.21.  Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
SECTION 3.22.  Compliance with Laws and Court Orders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
SECTION 3.23.  Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
SECTION 3.24.  Products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
SECTION 3.25.  No Undisclosed Material Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
SECTION 3.26.  DISCLAIMER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
SECTION 3.27.  Definition of Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23

                                                              ARTICLE 4
                                       REPRESENTATIONS AND WARRANTIES OF BUYER AND GREAT NORDIC

SECTION 4.01.  Organization and Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
SECTION 4.02.  Corporate Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
SECTION 4.03.  Governmental Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
SECTION 4.04.  Non-contravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
SECTION 4.05.  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
SECTION 4.06.  Finders' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
SECTION 4.07.  Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24

                                                              ARTICLE 5
                                                         COVENANTS OF SELLER

SECTION 5.01.  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
SECTION 5.02.  Notices of Certain Events.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     26
SECTION 5.03.  Noncompetition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     26
SECTION 5.04.  Unex Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27

                                                              ARTICLE 6
                                                          COVENANTS OF BUYER

SECTION 6.01.  Provision of Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
SECTION 6.02.  Management Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27


                                                              ARTICLE 7
                                                      COVENANTS OF BOTH PARTIES

SECTION 7.01.  Best Efforts; Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27
SECTION 7.02.  Certain Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28

                                                                                                                            PAGE
                                                                                                                            ----
SECTION 7.03.  Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28
SECTION 7.04.  WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     28

                                                              ARTICLE 8
                                                             TAX MATTERS

SECTION 8.01.  Tax Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     29
SECTION 8.02.  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30
SECTION 8.03.  Tax Cooperation; Allocation of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30

                                                              ARTICLE 9
                                                          EMPLOYEE BENEFITS

SECTION 9.01.  Employee Benefits Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
SECTION 9.02.  ERISA Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32
SECTION 9.03.  Employees and Offers of Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     33
SECTION 9.04.  Seller's Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34
SECTION 9.05.  Buyer Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
SECTION 9.06.  No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36

                                                             ARTICLE 10
                                                      SURVIVAL; INDEMNIFICATION

SECTION 10.01.  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36
SECTION 10.02.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37
SECTION 10.03.  Environmental Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     38
SECTION 10.04.  ACS Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     38
SECTION 10.05.  Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     38
SECTION 10.06.  Payment of Claims; Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     39
SECTION 10.07.  Calculation of Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     39
SECTION 10.08.  Limitation on Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     39

                                                             ARTICLE 11
                                                            MISCELLANEOUS

SECTION 11.01.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     40
SECTION 11.02.  Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41
SECTION 11.03.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     42
SECTION 11.04.  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     42
SECTION 11.05.  Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     42
SECTION 11.06.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     43

                                                                                                                            PAGE
                                                                                                                            ----
SECTION 11.07.  Counterparts; Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     43
SECTION 11.08.  Entire Agreement; Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     43
SECTION 11.09.  Bulk Sales Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     43
SECTION 11.10.  Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     43

Exhibit A     Balance Sheet dated as of June 30, 1996

Exhibit B     Assignment and Assumption Agreement

Exhibit C     Bill of Sale

                            ASSET PURCHASE AGREEMENT


         AGREEMENT dated as of October 21, 1996 between Dynatech Corporation, a Massachusetts corporation ("DYNATECH"), UNEX Corporation, a Massachusetts corporation (the "SELLER") GN Great Nordic as, a Danish corporation ("GREAT NORDIC") and GN Netcom/Unex Inc., a Delaware corporation (the "BUYER"),

                             W I T N E S S E T H :

         WHEREAS, Seller is engaged in the business of designing, manufacturing and marketing telephone headsets and related accessories for the premium and general business segments of the telephone headset market (the "BUSINESS");

         WHEREAS, Buyer desires to purchase substantially all of the assets of the Business from Seller, and Seller desires to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         SECTION 1.01. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

         "BALANCE SHEET" means the unaudited balance sheet of the Business as of June 30, 1996 referred to in SECTION 3.09. "BALANCE SHEET DATE" means June 30, 1996, attached as Exhibit A hereto." BASE NET WORKING CAPITAL" means $4,462,300.

         "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in New York are authorized by law to close.

          "CAUSE" means (i) employee's willful and continued failure substantially to perform his or her duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), (ii) dishonesty in the performance of employee's duties hereunder, (iii) an act or acts on employee's part constituting a felony under the laws of the United States or any state thereof or (iv) any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time and any rules or regulations promulgated thereunder.

         "CLOSING BALANCE SHEET" means an audited balance sheet, at Buyer's sole cost and expense, of the Purchased Assets and the Assumed Liabilities as at the close of business on the Closing Date, together with the notes thereto.

         "CLOSING DATE" means the date of the Closing.

         "CLOSING NET WORKING CAPITAL" means the excess of the value of the current assets over the amount of the current liabilities as reflected on the Closing Balance Sheet prepared in accordance with Dynatech's standard accounting policy for its consolidated operations, which policy conforms with generally accepted accounting principles applied on the basis consistent with the Balance Sheet.

         "CORPORATE RECORDS" means Seller's corporate seals, corporate franchise, Articles of Incorporation, By-Laws, stock record books, corporate record books containing minutes of meetings of directors and stockholders and such other records as have to do exclusively with Seller's organization or stock capitalization.

         "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign laws, treaties, judicial decisions, regulations, rules, judgments, orders, decrees, injunctions, permits, agreements and governmental restrictions, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive ignitable, corrosive, reactive or otherwise hazardous substances, materials or wastes.

         "ENVIRONMENTAL LIABILITIES" means any and all liabilities of or relating to Seller (including any entity which is, in whole or in part, a predecessor of Seller) or arising in connection with or in any way relating to the Business, the Purchased Assets or activities or operations occurring or conducted at the Real Property (including, without limitation, offsite disposal), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date (including, without limitation, any matter disclosed or required to be disclosed in Schedule 3.16).

         "ENVIRONMENTAL PERMITS" means all permits, licenses, authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary or proper for the Business as currently conducted.

         "FINAL NET WORKING CAPITAL" means Closing Net Working Capital (i) as shown in Buyer's calculation delivered pursuant to SECTION 2.08(b) if no notice of disagreement with respect thereto is delivered pursuant to Section 2.08(c) or (ii) if such a notice of disagreement is delivered, (A) as agreed by the parties pursuant to Section 2.08(d) or (B) in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to Section 2.08(d); provided that Final Net Working Capital shall not in any event be less than Buyer's calculation of Closing Net Working Capital delivered pursuant to
Section 2.08(b) nor more than Seller's calculation of Closing Net Working Capital delivered pursuant to Section 2.08(c).

         "HAZARDOUS SUBSTANCES" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, or any substance, waste or material regulated under Environmental Laws.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INTELLECTUAL PROPERTY RIGHT" means any trademark, service mark, trade name, invention, patent, trade secret, know-how, copyright, (including any registration or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right, in each case which is owned or licensed by Seller or any Affiliate of Seller and used or held for use in the Business.

         "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "MATERIAL ADVERSE CHANGE" means a material adverse change in the business, assets, condition (financial or otherwise) or result of operations of the Business (other than the Excluded Assets) taken as a whole.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, condition (financial or otherwise) or result of operations of the Business taken as a whole.

         "PERSON" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         (b) Each of the following terms is defined in the Section set forth opposite such term:

                  Term                        Section
                  ----                        -------
            Accounting Referee                  2.06
            ACS                                10.04
            Active Employee                     9.03
            Apportioned Obligations             8.03
            Allocation Statement                2.06
            Assumed Liabilities                 2.03
            Benefit Arrangements                9.02
            Books and Records                   5.01
            Bulk Sales                         11.09
            Bulk Transfer                      11.09
            Closing                             2.07
            Code                                8.01
            Contracts                           2.01
            Conveyance Documents                2.07
            Employee Benefit Plan               9.02
            Employee Plans                      9.01
            ERISA                               9.01
            ERISA Affiliate                     9.01
            Excluded Assets                     2.02
            Excluded Liabilities                2.04
            Final Determination                 8.01
            Financial Statements                3.09
            ICC                                11.05
            Indemnified Party                  10.04
            Indemnifying Party                 10.04
            International Plan                  9.01

            Litigation                         10.04
            Loss                               10.02
            Multiemployer Plan                  9.01
            Other Consent                       3.12
            Parties                            11.05
            Permit                              3.17
            Permitted Lien                      3.07
            Petty Cash                          2.01
            Post-Closing Tax Period             8.01
            Pre-Closing Tax Period              8.01
            Purchased Assets                    2.01
            Purchase Price                      2.06
            Real Property                       3.07
            Required Consent                    3.12
            Tax                                 8.01
            Transfer Taxes                      8.03
            Transferred Employee                9.03
            WARN Act                            7.04

                                   ARTICLE 2

                               PURCHASE AND SALE

    SECTION 2.01. PURCHASE AND SALE. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at Closing, free and clear of all Liens, other than Permitted Liens, all of Seller's right, title and interest in, to and under the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by Seller as the same shall exist on the Closing Date, including all assets shown on the Balance Sheet and not disposed of in the ordinary course of business, and all assets of the Business thereafter acquired by Seller (the "PURCHASED ASSETS"), and including, without limitation, all right, title and interest of Seller in, to and under:

             (a) all leases of, and other interests in, real property currently used in the conduct of the Business, together with all buildings, fixtures, and improvements erected thereon, including without limitation the items listed on Schedule 3.07(a);

             (b) all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, leasehold improvements, vehicles and other tangible property, including without limitation the items listed on Schedule 3.07(b);

             (c) all raw materials, work-in-process, finished goods, supplies and other inventories;

             (d) all rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments, including without limitation the items listed on Schedule 3.21 (collectively, the "CONTRACTS");

             (e)     all accounts, notes and other receivables;

             (f) all prepaid expenses, including but not limited to ad valorem taxes, leases and rentals, except those excluded on Schedule 2.02;

             (g) all petty cash located at operating facilities of the Business ("PETTY CASH");

             (h) all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including, without limitation, unliquidated rights under manufacturers' and vendors warranties;

             (i) all patents and all pending patent applications, in each case owned or licensed by Seller or any Affiliate of Seller and used or held for use in the Business, including without limitation the items listed on Schedule 3.13;

             (j) all patents, copyrights, trademarks, trade names, servicemarks, service names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs and other intangible property (including the "UNEX Corporation" name and any derivative thereof) and any applications for the same, in each case owned or licensed by Seller or any Affiliate of Seller and used or held for use in the Business, including without limitation the items listed on Schedule 3.13;

             (k) all transferable licenses, permits or other governmental authorization affecting, or relating in anyway to, the Business, including without limitation the items listed on Schedule 3.17;

             (l) all books, records, files and papers, whether in hard copy or computer format, used in the Business, excluding the Corporate Records but including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records (other than such records which in Seller's good faith opinion is sensitive or the disclosure of which would subject Seller to risk of liability), and any information relating to Tax imposed on the Purchased Assets;

             (m) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business; and

             (n)  Seller's agreement not to compete as set forth in Section
    5.03 hereof.

    SECTION 2.02. EXCLUDED ASSETS. Buyer expressly understands and agrees that the following assets and properties of Seller (the "EXCLUDED ASSETS"), as set forth in Schedule 2.02, shall be excluded from the Purchased Assets:

             (a) all of Seller's cash and cash equivalents on hand and in banks, except for Petty Cash;

             (b)     insurance policies;

             (c)     Corporate Records; and

             (d)     all intercompany accounts receivable.

    SECTION 2.03. ASSUMED LIABILITIES. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of Closing, to assume the following liabilities (the "ASSUMED LIABILITIES"):

             (a) the following current liabilities as set forth on the Balance Sheet: Accounts Payable Trade; Accrued Consulting; Advertising; and Miscellaneous;

             (b) all liabilities and obligations of Seller arising under the Contracts (other than liabilities or obligations attributable to any failure by Seller to comply with the terms thereof) other than those specified as Excluded Liabilities in Section 2.04;

             (c) all warranty obligations relating to the Business and, as described in Section 9.03(b) hereof, any salary continuation obligations arising after the Closing.

             SECTION 2.04. EXCLUDED LIABILITIES. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller (or any predecessor owner of all or part of its businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the "EXCLUDED LIABILITIES"), and, notwithstanding anything to the contrary in this Section 2.04, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

             (a) any liability set forth on the Balance Sheet other than those expressly assumed pursuant to Section 2.03(a);

             (b) any obligation or liability for Tax other than any Tax imposed by law solely on Buyer or Great Nordic, if any;

             (c) except to the extent provided in Article 9, any liabilities or obligations relating to employee benefits or compensation arrangements existing on or prior to the Closing Date, including, without limitation, any liabilities or obligations under any of Seller's employee benefit agreements, plans or other arrangements listed on Schedule 9.02;

             (d)     any Environmental Liability;

             (e) any obligations under any agreements or understandings (written or oral) with directors, officers or employees of the Seller or Dynatech, except as set forth in Section 2.03(c) hereof; and

             (f)     any liability or obligation relating to an Excluded Asset.

    SECTION 2.05. ASSIGNMENT OF CONTRACTS AND RIGHTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Seller and Buyer will use their best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller against a third party thereto.
Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. In such event, Seller and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets, to the extent not otherwise adjusted pursuant to Section 2.09.

    SECTION 2.06 PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE.   (a)  The
purchase price for the Purchased Assets (the "PURCHASE PRICE") is $25,700,000 in cash, subject to adjustment as provided in Section 2.09. The Purchase Price shall be paid as provided in Section 2.07. All parties to this Agreement agree that the Purchase Price allocation shall be as set forth in Schedule 2.06 (the "Allocation Statement").

    (b)      Any adjustment made with respect to the Purchase Price pursuant to
Section 2.09 of this Agreement shall be allocated in accordance with the determination mutually agreed by Seller and Buyer. In the event that an agreement is not reached within 5 days after the determination of Final Net Worth pursuant to Section 2.09(a), the disputed item(s) shall be resolved by Deloitte & Touche LLP, or if such firm declines to act in such capacity, by such other firm of independent nationally recognized accountants chosen and mutually accepted by both parties (the "ACCOUNTING REFEREE"). The Accounting Referee shall resolve the dispute within 30 days of having the item referred to it. The costs, fees and expenses of the Accounting Referee shall be borne equally by Seller and Buyer.

    (c) Seller and Buyer agree to (i) be bound by the Allocation Statement, (ii) report an allocation of such Purchase Price among the Purchased Assets in a manner entirely consistent with the Allocation Statement, (including any adjustment made pursuant to Section 2.06(b) hereof), and agree to act in accordance with such Allocation Statement in the preparation of financial statements and filing of all Tax returns (including, without limitation, filing Form

8594 with its Federal income tax return for the taxable year that includes the date of the Closing) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for federal and state income Tax purposes.

    (d) Each party agrees to file a Form 8594 relating to this transaction in a manner consistent with the Allocation Statement.

    SECTION 2.07. CLOSING. The closing (the "CLOSING") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder is taking place at the offices of Hale and Dorr in Boston, Massachusetts. At the Closing,

    (a) Buyer is delivering to Seller $25,700,000 in immediately available funds by wire transfer to an account previously designated by the Seller or Dynatech.

    (b) Seller and Buyer are entering into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B, and Seller shall deliver to Buyer a Bill of Sale (substantially in the form of Exhibit C), endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (the "CONVEYANCE DOCUMENTS") as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

    (c) Dynatech and Buyer are entering into a sub-lease agreement for the part of the building at 77 Northeastern Boulevard, Nashua, New Hampshire currently occupied by the Seller having terms substantially identical to the terms of Seller's lease for such premises.

    SECTION 2.08. CLOSING BALANCE SHEET. (a) At the Closing, Seller will deliver to Buyer an unaudited balance sheet (the "ESTIMATED BALANCE SHEET"). The Estimated Balance Sheet shall be prepared in accordance with Dynatech's standard accounting policy for its consolidated operations, which policy conforms with generally accepted accounting principles, applied consistently during the period covered thereby.

    (b) As promptly as practicable, but no later than 45 days after the Closing Date, Buyer will cause the Closing Balance Sheet to be prepared and delivered to Seller together with an unqualified report of KPMG Peat Marwick LLP thereon, and a certificate based on such Closing Balance Sheet setting forth Buyer's calculation of Closing Net Working Capital. The Closing Balance Sheet shall (i) fairly present in all material respects the consolidated financial position of the Business as at the close of business on the Closing Date and shall have been prepared consistent with the preparation of the Balance Sheet, in accordance with Dynatech's standard accounting policy for its consolidated operations, which policy conforms with generally accepted accounting principles, (ii) include line items substantially consistent with those in the Balance Sheet, and (iii) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Balance Sheet.

    (c) If Seller disagrees with Buyer's calculation of Closing Net Working Capital delivered pursuant to Section 2.08(b), Seller may, within 30 days after delivery of the documents referred to in Section 2.08(b), deliver a notice to Buyer disagreeing with such calculation and setting forth Seller's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Net Working Capital delivered pursuant to Section 2.08(b).

    (d)      If a notice of disagreement shall be duly delivered pursuant to
Section 2.08(c), Buyer and Seller shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Net Working Capital, which amount shall not be less than the amount thereof shown in Buyer's calculations delivered pursuant to Section 2.08(b) nor more than the amount thereof shown in Seller's calculation delivered pursuant to Section 2.08(c). If during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause the Accounting Referee promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Net Working Capital. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Balance Sheet or Buyer's calculation of Closing Net Working Capital as to which Seller has disagreed. The Accounting Referee shall deliver to Seller and Buyer, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne (i) by Buyer if the difference between Final Net Working Capital and Closing Net Working Capital as set forth in Buyer's calculation of Closing Net Working Capital delivered pursuant to
Section 2.08(b) is greater than the difference between Final Net Working Capital and Closing Net Working Capital as set forth in Seller's calculation of Closing Net Working Capital delivered pursuant to Section 2.08(c), (ii) by Seller if the first such difference is less than the second such difference and
(iii) otherwise equally by Seller and Buyer.

    (e) Buyer and Seller agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Net Working Capital and in the conduct of the audits and reviews referred to in this Section 2.08, including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

    SECTION 2.09. ADJUSTMENT OF PURCHASE PRICE. (a) If Base Net Working Capital exceeds Final Net Working Capital by more than $200,000, Dynatech shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.09(b), the amount by which Base Net Working Capital exceeds Final Net Working Capital. If Final Net Working Capital exceeds Base Net Working Capital by more than $200,000, Buyer shall pay to Seller, in the manner and with interest as provided in Section 2.09(b), the amount by which Final Net Working Capital exceeds Base Net Working Capital. Any such payment pursuant to this Section 2.09(a) shall be made at a mutually convenient time and place within 10 days after Final Net Working Capital has been determined.

    (b) Method of Payment. Any payments pursuant to this Section 2.09 shall be made by delivery by Buyer, or Seller, as the case may be, of a certified or official bank check payable in immediately available funds to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party. The amount of any payment to be made pursuant to this Section 2.09 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate publicly announced in the Wall Street Journal as the prime rate in effect on the Closing Date. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

    SECTION 2.10. APPORTIONMENT.  (a)   Water and sewer use charges and real
property taxes for the then current tax period, shall be apportioned and adjusted as of the Closing Date and the net amount thereof shall be added to or deducted from, as the case may be, the Purchase Price.

    (b) If the amount of said real property taxes has not been determined at the Closing Date, they shall be apportioned on the basis of such taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained; and, if the taxes which are to apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement unless otherwise agreed.
If such proceedings are commenced,
the party commencing the same shall give the other party notice thereof and shall prosecute such proceedings and not discontinue the same without first giving the other party notice of its intention so to do and reasonable opportunity to be substituted in such proceedings; and the other party agrees to cooperate in such proceedings without being obligated to incur any expense in connection therewith.


                                   ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF DYNATECH AND SELLER

    Dynatech and the Seller, jointly and severally, represent and warrant to Buyer and Great Nordic as of the date hereof that:

    SECTION 3.01. CORPORATE EXISTENCE AND POWER. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Dynatech is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Seller has heretofore delivered to Buyer true and complete copies of the Articles of Organization and bylaws of Seller as currently in effect. The beneficial and record owner of all of the issued and outstanding shares of Seller is Dynatech USA, Inc., a wholly-owned subsidiary of Dynatech.

    SECTION 3.02. SUBSIDIARIES. Seller has no subsidiaries. Seller does not own or have any interest in any corporation, partnership or joint venture except as set forth in Schedule 3.02.

    SECTION 3.03. CORPORATE AUTHORIZATION. The execution, delivery and performance by Dynatech and the Seller of this Agreement are within each of such company's corporate powers and have been duly authorized by all necessary corporate action on their part. This Agreement constitutes a valid and binding agreement of each of Dynatech and the Seller.

    SECTION 3.04. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by each of Dynatech and the Seller of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official other than compliance with any applicable requirements of the HSR Act.

    SECTION 3.05. NON-CONTRAVENTION. The execution, delivery and performance by Dynatech and the Seller of this Agreement do not and will not (a) violate the certificate of incorporation or bylaws of Dynatech or the Seller, (b) assuming compliance with the matters referred to in Section 3.04, violate any applicable law, rule, regulation, judgment, injunction, order or decree; (c) assuming the obtaining of all Required and Other Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit relating to the Business to which Seller is entitled under any provision of any agreement, contract or other instrument binding upon Dynatech or the Seller or by which any of the Purchased Assets is or may be bound or any Permit or (d) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens.

    SECTION 3.06. FINDERS' FEES. Except for The Bridgeford Group, whose fees will be paid by Seller and/or Dynatech, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller and/or Dynatech who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

    SECTION 3.07. PROPERTIES. (a) Schedule 3.07(a) correctly describes all real property used in the Business included in the Purchased Assets (the "REAL PROPERTY"), which Seller owns, leases or subleases, any title insurance policies and surveys with respect thereto, and any Liens thereon. True and correct copies of leases or subleases have been delivered to the Buyer.

    (b) Schedule 3.07(b) correctly describes all personal property used in the Business included in the Purchased Assets, including but not limited to machinery, equipment, furniture, leasehold improvements, vehicles and other trade fixtures and fixed assets, which Seller owns, leases or subleases, and any Liens thereon. True and correct copies of subleases have been delivered to the Buyer.

    (c)(i) Seller has good and marketable, indefeasible, fee simple title (subject only to Permitted Liens) to, or in the case of leased Real Property has valid leasehold interests in, all Purchased Assets (whether personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices.

             (ii) The Real Property includes all real property, and only such real property, as is used or held for use in connection with the conduct of the business and operations of the Business as heretofore conducted and as presently planned to be conducted by Buyer.

             (iii) All leases of Real Property or personal property are in good standing and are valid, binding and enforceable against Seller in accordance with their respective terms, and there does not exist under any such lease of real property or personal property any material default on the part of Seller or any event which with notice or lapse of time or both would constitute a material default on the part of Seller.

             (iv) The equipment included in the Purchased Assets is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and is suitable for its present uses.

    (d)  No Purchased Asset is subject to any Lien, except:

             (i)     Liens disclosed on the Balance Sheet;

             (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

             (iii) Liens which do not materially detract from the value of such Purchased Asset as now used, or materially interfere with any present use of such Purchased Asset (clauses (i), (ii) and (iii) are, collectively, the "PERMITTED LIENS")

    (e) No violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to the Business or any Purchased Asset currently exists or has existed at any time since June 30, 1993, except for violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Seller, there are no developments affecting any of the Purchased Assets pending or, to the knowledge of Seller threatened, which would reasonably be expected to materially detract from the value of such Purchased Assets, materially interfere with any present use of any such Purchased Assets or materially adversely affect the marketability of such Purchased Assets.

    SECTION 3.08. SUFFICIENCY OF AND TITLE TO THE PURCHASED ASSETS. (a) The Purchased Assets constitute, and on the Closing Date will constitute, all of the assets or property including without limitation all trademarks, service marks, trade names, inventions, patents, trade secrets, know-hows, copyrights, or other similar type of proprietary intellectual property rights, used or held for use in the Business, other than Excluded Assets.

    (b) Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

    SECTION 3.09. FINANCIAL STATEMENTS. The Balance Sheet and the related unaudited statements of operations for the Business taken as a whole for the three months ended June 30, 1996 (collectively, the "FINANCIAL STATEMENTS") of the Business have been prepared in accordance with Dynatech's standard accounting policy for its consolidated operations, which policy conforms with generally accepted accounting principles applied consistently during the period covered thereby and present fairly in all material respects the financial condition of Seller at the date of said statement and the results of operations for the period covered thereby; provided however, that none of the financial statements have footnotes required under generally accepted accounting principles.

    SECTION 3.10. ACCOUNTS RECEIVABLE. All of the accounts receivable of the Seller have arisen in the ordinary course of the Seller's business. Schedule
3.10 sets forth the amounts receivable of Seller and aging information with respect to such accounts receivable.

    SECTION 3.11. ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 3.11, since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practices, and there has not been:

             (a) any event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Change;

             (b) any incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money with respect to the Business other than in the ordinary course of business and in amounts and on terms consistent with past practices, but in any event not exceeding $50,000;

             (c) any creation or other incurrence of any Lien on any material Purchased Asset other than in the ordinary course of business consistent with past practices other than a Permitted Lien;

             (d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

             (e) any transaction or commitment made, or any contract or agreement entered into, by Seller relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case, material to the Business taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

             (f) any change in any method of accounting or accounting practice by Seller with respect to the Business, except for any such change after the date hereof required by reason of a concurrent change in generally accepted accounting principles;

             (g) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any employee of the Business (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any such employee or (iii) change in compensation or other benefits payable to any such employee pursuant to any severance or retirement plans or policies, other than in the ordinary course of business consistent with past practice or except in connection with the transactions contemplated by this Agreement;

             (h) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

             (i) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in excess of $25,000.

    SECTION 3.12. REQUIRED AND OTHER CONSENTS. (a) Schedule 3.12(a) sets forth each agreement, contract or other instrument binding upon Seller or any Permit requiring a consent as a result of the execution, delivery and performance of this Agreement, except such consents as would not, individually or in the aggregate, have a Material Adverse Effect if not received by the Closing Date

(each such consent, a "REQUIRED CONSENT" and together the "REQUIRED CONSENTS").

    (b) Schedule 3.12(b) sets forth every other consent (each such consent, an "OTHER CONSENT" and together the "OTHER CONSENTS") under such agreements, contracts or other instruments or such Permits that is necessary with respect to the execution, delivery and performance of this Agreement.

    SECTION 3.13. INTELLECTUAL PROPERTY. (a) Schedule 3.13 sets forth a list of all trademarks, service marks, trade names, patents, copyrights (including any registration or application relating to any of the foregoing) included in the Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) licenses, sublicenses and other agreements as to which Seller or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

    (b)(i) Except as set forth in Schedule 3.13, Seller has not during the three years preceding the date of this Agreement been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim or infringement of any patents, trademarks, service marks or copyrights, and Seller has no knowledge of any other claim or infringement by Seller, and (ii) Seller has no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights. No Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Seller with respect to the Business or restricting the licensing thereof by Seller to any Person. Seller has not entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, service mark or copyright.

    SECTION 3.14. LITIGATION. Except as set forth in Schedule 3.14, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Seller, threatened against or affecting, the Business or any Purchased Asset before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely in accordance with the plaintiff's demands, could reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

    SECTION 3.15. INSURANCE COVERAGE. Schedule 3.15 sets forth a summary of all insurance policies and fidelity bonds relating to the Purchased Assets, the business and operations of the Business and its employees. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.
Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since June 30, 1993 and remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business. Except as disclosed in Schedule 3.15, after the Closing Seller shall continue to have coverage under such policies and bonds with respect to events occurring prior to Closing.

    SECTION 3.16. ENVIRONMENTAL COMPLIANCE.  (a)  Except as disclosed on
Schedule 3.16:

             (i) in connection with or relating to the Purchased Assets, Business or Real Property or any other property or assets now or previously owned, leased or operated by Seller, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and, to Seller's knowledge, no investigation or review is pending or threatened by any governmental or other Person with respect to any matters arising out of or relating to any Environmental Law; and

             (ii) to the knowledge of the Seller, no Real Property nor any other property now or previously owned, leased or operated by Seller nor any property to which Hazardous Substances located on or resulting from the use of any Purchased Asset have been transported is listed or, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup;

             (iii) there are no Environmental Permits that are nontransferable or require consent, notification or other action to remain in full force and effect following the consummation of the transactions contemplated hereby.

    (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller has knowledge in relation to any Purchased Asset or Real Property or any other property or facility now or previously owned or leased by Seller which has not been delivered to Buyer at least five days prior to the date hereof. The parties acknowledge that a Phase I

Environmental study was conducted during October 1994 and updated by Buyer during September 1996.

    (c) None of the Purchased Assets or the Real Property is located in New Jersey or Connecticut.

    (d) For purposes of this Section, the term "Seller" shall include any entity which is, in whole or in part, a predecessor of Seller.

    SECTION 3.17. LICENSES AND PERMITS. Schedule 3.17 correctly describes each license, franchise, permit or other similar authorization affecting, or relating in any way to, the Business, together with the name of the government agency or entity issuing such license or permit (the "PERMITS"). Except as set forth on the Schedule 3.17, such Permits are valid and in full force and effect and, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, are transferable by Seller, and none of the Permits will, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, be terminated as a result of the transactions contemplated hereby. Upon consummation of such transactions, Buyer will, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits currently held by Seller.

    SECTION 3.18. CUSTOMERS AND DISTRIBUTORS. Schedule 3.18 sets forth any sales representative, distributor or direct customer (whether pursuant to a commission, royalty or other arrangement) who accounted for more than 10% of the sales of Seller for the three months ended June 30, 1996.

    SECTION 3.19. TRANSACTIONS WITH AFFILIATES.  Except as set forth in
Schedule 3.19, Seller does not own, and, to Seller's knowledge, none of Seller's stockholders, officers or directors own directly or indirectly on an individual or joint basis any interest in (other than passive investments of less than 5% of the equity ownership of a publicly traded enterprise), or serve as an officer or director or in another similar capacity of, any competitor or supplier of Seller, or, to the knowledge of Seller, any organization which has a contract or arrangement with Seller. Except as set forth in Schedule 3.19, Seller is not and, during the twelve-month period preceding the date hereof, has not been a party to any material sales or purchase contract or transaction with any affiliate of Dynatech.

    SECTION 3.20. INVENTORIES. All of the Seller's inventory items (net of any reserve therefor identified in the Balance Sheet) are of a quality and quantity usable in the ordinary course of business. The values of the inventories stated in the Balance Sheet reflect the normal inventory valuation policies of the Seller and were determined in accordance with generally accepted accounting policies.

    SECTION 3.21. MATERIAL CONTRACTS. (a)  Except for the Contracts disclosed in
Schedule 3.21 or any other schedule to this Agreement, with respect to the Business, Seller is not a party to or bound by:

                 (i) any lease (whether of real or personal property) providing for annual rentals of $50,000 or more;

                 (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either
             (A) annual payments by Seller of $50,000 or more or (B) aggregate payments by Seller of $50,000 or more;

                 (iii) any sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to Seller of $50,000 or more or (B) aggregate payments to Seller of $50,000 or more;

                 (iv) any partnership, joint venture or other similar agreement or arrangement;

                 (v) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $50,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty;

                 (vi) any option, license, franchise or similar agreement, except in the ordinary course of business;

                 (vii) any agency, dealer, sales representative, marketing or other similar agreement;

                 (viii) any agreement that limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or which would so limit the freedom of Buyer after the Closing Date;

                 (ix) any agreement with or for the benefit of any Affiliate of Seller; or

                 (x) any other agreement, commitment, arrangement or plan not made in the ordinary course of business which is material to the Business taken as a whole.

    (b) Each Contract disclosed in any schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of Seller and is in full force and effect, and neither Seller nor, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such Contract, nor, to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such contract have been delivered to Buyer.

    SECTION 3.22. COMPLIANCE WITH LAWS AND COURT ORDERS. Seller is not in violation of, has not since June 30, 1993 violated, and to Seller's knowledge is not under investigation with respect to or has not been threatened to be charged with or given notice of any violation of, any law, rule, regulation, judgment, injunction, order or decree applicable to the Purchased Assets or the conduct of the Business, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    SECTION 3.23. EMPLOYEES. Schedule 3.23 sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all employees of the Business whose annual base salary exceeds $100,000 and (b) the wage rates for non-salaried employees of the Business (by classification). To the knowledge of Seller, no employee of the Business intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

    SECTION 3.24. PRODUCTS. Each of the products produced or sold by Seller in connection with the Business (a) is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (b) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale. To the knowledge of Seller, there is no design defect with respect to any of such products, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws, rules and regulations and current industry practice with respect to its contents and use.

    SECTION 3.25. NO UNDISCLOSED MATERIAL LIABILITIES To the knowledge of the Seller, there are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than:

             (a) liabilities provided for in the Balance Sheet, disclosed in the notes thereto, referred to in Section 2.03(c), or any future obligation to perform Contracts to be assumed pursuant to Section 2.03(b); and

             (b) other undisclosed liabilities which, individually or in the aggregate are not material to the Business, taken as a whole.

    SECTION 3.26. DISCLAIMER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER AND DYNATECH CONTAINED HEREIN, SELLER AND DYNATECH DISCLAIM ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

    SECTION 3.27. DEFINITION OF KNOWLEDGE. In each case where a representation or warranty by Seller contained in this Agreement is qualified as being "to Seller's knowledge" (or otherwise similarly qualified), such knowledge shall be deemed to consist solely of the knowledge of Michael Fairweather, President, George Taylor, Chief Financial Officer, R. Levasseur, Controller, T. Dennis, Director R&D of Seller, Sam Tishler, Director of Business Development, David Morrissette, Business Development, Finance Manager, and Robert Apprich, Manager, Internal Audit Group, of Dynatech, in each case after reasonable investigation. With respect to the knowledge of such persons, Seller shall be entitled to rely solely on its receipt of a written certificate from such persons.

                                  ARTICLE 4

            REPRESENTATIONS AND WARRANTIES OF BUYER AND GREAT NORDIC

    Buyer and Great Nordic, jointly and severally, warrant to Seller and Dynatech as of the date hereof that:

    SECTION 4.01. ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Great Nordic is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Buyer.

    SECTION 4.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer and Great Nordic of this Agreement are within the corporate powers of Buyer and Great Nordic and have been duly authorized by all necessary corporate action on the part of Buyer and Great Nordic. This Agreement constitutes a valid and binding agreement of Buyer and Great Nordic.

    SECTION 4.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by each of Buyer and Great Nordic of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official other than (a) compliance with any applicable requirements of the HSR Act.

    SECTION 4.04. NON-CONTRAVENTION. The execution, delivery and performance by Buyer and Great Nordic of this Agreement do not and will not (a) violate the certificate of incorporation or bylaws (or similar documents) of Buyer or Great Nordic or (b) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Great Nordic relating to this Agreement or require any consent under any agreement or contract binding on Buyer or Great Nordic.

    SECTION 4.05. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

    SECTION 4.06. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

    SECTION 4.07. FINANCING. Buyer or Great Nordic have sufficient cash, available lines of credit or other sources of immediately available funds to enable

Buyer to purchase the Purchased Assets and pay any other amounts to be paid by Buyer hereunder.

                                   ARTICLE 5

                              COVENANTS OF SELLER

    Seller agrees that:

    SECTION 5.01. CONFIDENTIALITY.

             (a) After Closing, Seller and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by Seller,
(b) in the public domain through no fault of Seller or (c) later lawfully acquired by Seller from sources other than those related to its prior ownership of the Business. The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

             (b) Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all books of account and other financial records (including, without limitation, accountant's work papers) pertaining to the Business ("BOOKS AND RECORDS"), information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any inquiry relating to Taxes or any audit, investigation or dispute, any ligation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.
The Seller may require certain financial information relating to the Business for periods prior to the Closing Date for the purpose of filing federal, state, local and foreign Tax Returns and other governmental reports, and the Buyer agrees to furnish such information to the Seller at the Seller's request and expense.

    SECTION 5.02. NOTICES OF CERTAIN EVENTS. Seller shall promptly notify Buyer of:

                 (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                 (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

    SECTION 5.03. NONCOMPETITION. (a) Dynatech and the Seller each agree that for a period of five years from the Closing Date, neither of them nor any of their Affiliates shall:

                 (i) engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association (except as the holder of not more than five percent (5%) of the total outstanding stock of a publicly held company), in any business that competes with the Business as it exists on the Closing Date, provided that nothing herein shall prohibit the acquisition by Seller or any of its Affiliates of a diversified company having not more than 10% of its sales (based on its latest published annual audited financial statements) attributable to any business that competes with the Business; or

                 (ii) employ or solicit, or receive or accept the performance of services by, any Transferred Employee, except for Transferred Employees terminated by Buyer without cause.

    (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to the entry thereof.

    SECTION 5.04. UNEX NAME. Promptly after Closing, Seller will amend its articles of organization to change its name from "Unex Corporation" to another name which does not use "UNEX".

                                   ARTICLE 6

                               COVENANTS OF BUYER

    Buyer agrees that:

    SECTION 6.01. PROVISION OF FINANCIAL INFORMATION. Within sixty (60) days after the Closing Date, Buyer shall provide Seller with such financial information with respect to the business of Seller for the period from April 1, 1996 up to and including the Closing Date as identified on Schedule 6.01 or as Seller or Dynatech may request for the purpose of allowing Seller and Dynatech to prepare financial reporting information required by federal and state securities and tax laws.

    SECTION 6.02. MANAGEMENT SERVICES. Buyer will cooperate with Seller in arranging that the individuals listed on Schedule 6.02 will devote not more than a percentage of their working day for a number of days, in each case, as reflected on Schedule 6.02, after the Closing Date working on matters for certain of the Seller's affiliates; provided that such activity shall not result in or aid Dynatech, the Seller or any of their Affiliates in any activity that may result in a breach of Section 5.03. Buyer shall invoice Seller or its relevant Affiliates for the management services provided pursuant to this Section 6.02 on the same terms that Seller currently charges its Affiliates for these services. Any such invoice shall be paid promptly after receipt thereof and in any event within 30 days by Seller or the relevant Affiliate.

                                   ARTICLE 7

                           COVENANTS OF BOTH PARTIES

    Buyer and Seller agree that:

    SECTION 7.01. BEST EFFORTS; FURTHER ASSURANCES. (a) Subject to the terms and conditions of this Agreement, Buyer and Seller will each use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

    (b) Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

    SECTION 7.02. CERTAIN FILINGS. Seller and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

    SECTION 7.03. PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation. Each of Buyer and Seller shall consent in writing to the initial press release after Closing.

    SECTION 7.04. WARN ACT. The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act (the "WARN ACT") as a result of the transactions contemplated by this Agreement. Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any Transferred Employees. Seller will be responsible for providing any notification that may be required under the WARN Act with respect to any employees of the Business that are not Transferred Employees.

                                   ARTICLE 8

                                  TAX MATTERS

    SECTION 8.01. TAX DEFINITIONS. The following terms, as used herein, have the following meanings:

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "FINAL DETERMINATION" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by Buyer, Seller or any of their Affiliates, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a taxing authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

    "POST-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending after the Closing Date.

    "PRE-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

    "TAX" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge or any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax, (domestic or foreign), or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

    SECTION 8.02. TAX MATTERS. Dynatech and the Seller hereby represent and warrant to Buyer that:

    (a) Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

    (b) Seller will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable therefor.

    SECTION 8.03. TAX COOPERATION; ALLOCATION OF TAXES. (a) Buyer, Dynatech, Great Nordic and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Assets for a period of at least six years following the Closing Date. At the end of such period, each party shall provide the other with at least ten days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to
take possession, at its own expense, of such books and records.   Seller and
Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business.

    (b) All personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "APPORTIONED OBLIGATIONS") shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Within 90 days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.03(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, Seller shall notify Buyer upon receipt of any bill for personal property taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.03(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

    (c) Any transfer, documentary, sales, use excise, value added, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains or similar Taxes, levies, charges and fees (collectively, "TRANSFER TAXES") incurred in connection with the transactions contemplated by this Agreement shall be borne equally by the Seller and the Buyer.

                                   ARTICLE 9

                               EMPLOYEE BENEFITS

    SECTION 9.01. EMPLOYEE BENEFITS DEFINITIONS. The following terms, as used herein, having the following meanings:

    "EMPLOYEE PLANS" means the plans referred to in the first sentence of
Section 9.02.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

    "MULTIEMPLOYER PLAN" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

    SECTION 9.02. ERISA REPRESENTATIONS. Dynatech and the Seller hereby represent and warrant to Buyer that:

    (a) Schedule 9.02(a) lists each "EMPLOYEE BENEFIT PLAN", as such term is defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by Seller or any of its Affiliates (as defined below) and (iii) covers any employee of the Business (hereinafter referred to collectively as the "EMPLOYEE PLANS"). With respect to each Employee Plan, Seller has provided a true and complete copy of such plan document, the most recently filed Form 5500 and an accurate summary description of such plan. Seller has provided Buyer with, or has caused to be provided to Buyer, complete actuarial data (including age, salary, service and related data) as of the most recent practicable date for employees of the Business.

    (b) No Employee Plan is a Multiemployer Plan and no Employee Plan is subject to Title IV of ERISA. Neither Seller nor any of Seller's Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA that could become, after the Closing Date, an obligation of Buyer or any of its Affiliates.

    (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period
from   its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Seller has furnished to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

    (d) Schedule 9.02(d) includes a list of each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Seller or any of its Affiliates and (iii) covers any U.S. employee of the Business. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been made available or furnished previously to Buyer are hereinafter referred to collectively as the "BENEFIT ARRANGEMENTS." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

    (e) With respect to the employees of the Business, there are no employee post-retirement medical or health plans in effect, except as required by
Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, or applicable law.

    (f) Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether written or not written) by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the most recent fiscal year.

    (g) The Purchased Assets are not now nor will they after the passage of time be subject to any Lien imposed under Code Section 412(n) by reason of the failure of Seller or its Affiliates to make timely installments or other payments required by Code Section 412.(h). Except as disclosed on Schedule 9.02(g), no Transferred Employee will become entitled to any retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

    SECTION 9.03. EMPLOYEES AND OFFERS OF EMPLOYMENT. (a) On or before the Closing Date, Buyer shall offer employment to all active employees of the Business at the same salary and on terms substantially comparable in the aggregate to their existing salary and terms of employment by the Seller (except for such terms as relate to any stock option or similar plan); provided, that Buyer may terminate at any time after the Closing Date the employment of any employee who accepts such offer. For purposes of this
Article 9, the term "ACTIVE EMPLOYEE" shall mean any Person who, on the Closing Date, is actively employed as a full-time employee by Seller or who is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing Date (such inactive employees shall be offered employment by Buyer as of the date they return to active employment), but shall exclude any other inactive or former employee including any Person who has been on long-term disability leave or unauthorized leave of absence or who has terminated his or her employment, retired or died on or before the Closing Date. Subject to the first sentence of this

Section 9.03(a), any such offers shall be at such salary or wage and benefit levels and on such other terms and conditions as Buyer shall in its sole
discretion deem appropriate.   The employees who accept and commence employment
with Buyer are hereinafter collectively referred to as the "TRANSFERRED EMPLOYEES". Dynatech and the Seller will not take, and will cause each of its subsidiaries not to take, any action which would impede, hinder, interfere or otherwise compete with Buyer's effort to hire any Transferred Employees; provided that this provision shall not affect Dynatech's or the Seller's obligations under the Salary Continuation Policy (as defined below) or under any stay agreements with management personnel of Seller. Buyer shall assume responsibility for each Transferred Employee at the Closing Date. Except as expressly set forth in Section 9.03(b), each Transferred Employee will receive full credit from Buyer or any affiliate for his or her years of service with Dynatech or any subsidiary of Dynatech for purposes of eligibility and vesting only, and not for benefit accrual.

    (b) If the employment by the Buyer of any Transferred Employee is terminated by the Buyer without Cause within one year after the Closing Date, Buyer will pay such terminated employee salary continuation benefits for a minimum of (i) two weeks plus an additional week for each full year of service after the first full year of service with Seller or any Affiliate if such employee is not a salaried employee or (ii) four weeks plus an additional week for each full year of service with Seller or any Affiliate after the first full year of service if such employee is a salaried employee (the "Salary Continuation Policy"). For purposes of the Salary Continuation Policy, such Transferred Employee will receive full credit from Buyer or any affiliate thereof for his or her years of service with Dynatech or any subsidiary thereof.

    SECTION 9.04. SELLER'S EMPLOYEE BENEFIT PLANS. (a) Seller shall retain all obligations and liabilities under the Employee Plans and Benefit Arrangements in respect of each employee or former employee (including any beneficiary thereof) who is not a Transferred Employee. Except as expressly set forth herein, Seller or its designated Affiliate shall retain all liabilities and obligations in respect of benefits accrued as of the Closing Date by, or obligations or liabilities relating to, Transferred Employees under the Employee Plans and Benefit Arrangements, and neither Buyer nor any of its Affiliates shall have any liability with respect thereto. Except as expressly set forth herein, no assets of any Employee Plan or Benefit Arrangement shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates.

    (b) With respect to the Transferred Employees (including any beneficiary or dependent thereof), Seller shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date,
(ii) all liabilities and obligations arising under any worker's compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date, including liability for any retroactive workman's compensation premiums attributable to such period and (iii) all other liabilities and obligations arising under the Employee Plans and the Benefit Arrangements to the extent any such liability or obligation relates to the period prior to the Closing Date, including proportional accruals from January 1, 1996 through the Closing Date and including, without limitation, liabilities and obligations in respect of accruals through the Closing Date under any bonus plan or arrangement, any vacation plans, arrangements and policies.

    (c) With respect to any Transferred Employee (including any beneficiary or dependent thereof) who enters a hospital or is on short-term disability under any Benefit Arrangement on or prior to the Closing Date and continues in a hospital or on short-term disability after the Closing Date, Seller shall be responsible for claims and expenses incurred both before and after the Closing Date in connection with such Person, to the extent that such claims and expenses are covered by a Benefit Arrangement, until such time, (if any) that, in the case of a Transferred Employee, such Person resumes full-time employment with Buyer or one of its Affiliates and, in the case of any beneficiary or dependent of a Transferred Employee, such Person's hospitalization has terminated. With respect to any Benefit Arrangements covering medical expenses and other costs relating to pregnancies and maternity leave, Seller shall be responsible for all claims (whether or not reported) and expenses incurred during the period prior to and ending on the Closing Date, and Buyer or one of its Affiliates shall be responsible for such benefit arrangements covering such pregnancies and maternity leave for the period subsequent to the Closing Date.

    SECTION 9.05. BUYER BENEFIT PLANS. (a) Buyer or one of its Affiliates will recognize all service of the Transferred Employees with Seller or any of its Affiliates, only for purposes of vesting and eligibility to participate in the Buyer'semployee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Transferred Employees are enrolled by Buyer or one of its Affiliates immediately after the Closing Date. Service of Transferred Employees with Seller or any of its Affiliates shall be recognized by Buyer or one of its Affiliates for purposes of benefit accrual only as set forth in Section 9.03 hereof.

    (b) As soon as practicable after the close of the current plan year of the 401(k) Plan, account balances as of the Closing Date of the Transferred Employees, including earnings thereon through the date of transfer, shall be transferred to a defined contribution plan of Buyer or one of its Affiliates. Such transfer shall be effected in accordance with applicable law and regulations and Buyer shall make or cause to be made, and Seller shall make or cause to be made, any required filings in connection therewith. Buyer or one of its Affiliates may require, as a condition to the acceptance of any such transfer, evidence satisfactory to Buyer of the qualified status of the 401(k) Plan, including without limitation, a copy of a favorable determination letter from the Internal Revenue Service and an opinion of counsel that the 401(k) Plan in operation has remained qualified at all relevant times. In consideration of such transfer, Buyer or one of its Affiliates shall assume all liabilities to Transferred Employees under the 401(k) Plan, other than any liability or obligation for or relating to any matching or profit sharing contributions in respect of the year in which the Closing Date occurs. Each of the parties hereto shall pay its own expenses in connection with such transfer. Neither Buyer nor any of its Affiliates shall assume any other obligations or liabilities arising under or attributable to the 401(k) Plan, the same to be retained or assumed by Seller.

    SECTION 9.06. NO THIRD PARTY BENEFICIARIES. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer or the Businesses or any of their Affiliates and no provision of this Article 9 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

                                   ARTICLE 10

                           SURVIVAL; INDEMNIFICATION

    SECTION 10.01. SURVIVAL. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the first anniversary of the Closing Date or (i) in the case of Section 3.16, until the seventh anniversary of the Closing Date, and (ii) in the case of the representations and warranties contained in Articles 8, until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

    SECTION 10.02. INDEMNIFICATION. (a) Dynatech and the Seller, jointly and severally, hereby indemnify Buyer and its Affiliates against and agree to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "LOSS") incurred or suffered by Buyer or any of its Affiliates arising out of:

                 (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Dynatech or the Seller pursuant to this Agreement; or

                 (ii)  the failure of Seller to perform any Excluded Liability;

    provided that with regard to the representations and warranties contained in Sections 3.01 through 3.15 and Sections 3.17 through 3.25 (i) Dynatech and the Seller shall not be liable under Section 10.02(a)(i) unless the aggregate amount of Loss with respect to all matters referred to in Section 10.02(a)(i) (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds 1.5% of the Purchase Price, whereupon only the amount of such claims in excess of the foregoing threshold amount shall be recoverable, and (ii) no indemnification shall be payable by the Seller and Dynatech pursuant to Section 10.02(a)(i) for amounts in excess of 60% of the Purchase Price.

    (b) Buyer and Great Nordic, jointly and severally, hereby indemnify Seller and its Affiliates against and agree to hold each of them harmless from any and all Loss incurred or suffered by Seller or any of its Affiliates arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Buyer or Great Nordic pursuant to this Agreement; provided that
(i) Buyer shall not be liable under this Section 10.02(b) unless the aggregate amount of Loss with respect to all matters referred to in this Section 10.02(b) (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds 1.5% of the Purchase Price and then only to the extent of such excess and (ii) Buyer's maximum liability under this Section 10.02(b) shall not exceed 60% of the Purchase Price. Additionally, Buyer and Great Nordic, jointly and severally, hereby indemnify Seller and its Affiliates against and agree to hold each of them harmless from any and all Loss incurred or suffered by Seller or any of its Affiliates arising out of any failure by Buyer to perform and discharge any Assumed Liabilities as set forth in this Agreement, including without limitation, any liability arising out of or due to the failure of Buyer to perform and discharge any agreement assigned to and assumed by Buyer pursuant to this Agreement.

    (c) Any amount paid by Seller or Buyer pursuant to Section 10.02 or 10.03 will be treated as an adjustment to the purchase price unless a Final Determination causes any such amount not to constitute an adjustment to the Purchase Price for Federal Tax purposes. In the event of such a Final Determination, Buyer or Seller, as the case may be, shall pay an amount that reflects the hypothetical Tax consequences of the receipt or accrual of such payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant year and reflecting, for example, the effect of deductions available for Taxes such as state and local income Taxes.

    SECTION 10.03. ENVIRONMENTAL INDEMNIFICATION. Notwithstanding anything to the contrary in this Agreement, Dynatech and the Seller hereby, jointly and severally, indemnify Buyer and its Affiliates from and against and agrees to hold each of them harmless from any and all Losses (including, without limitation, reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel) of Buyer and each of its Affiliates arising out of, in respect of or in connection with Environmental Liabilities.

    SECTION 10.04. ACS LITIGATION. With respect to the pending litigation between Seller and ACS Wireless, Inc. ("ACS") in actions filed by ACS against Seller in the United States District Court for the Northern District of California and by Seller against ACS in the United States District Court for the District of Massachusetts (collectively, the "LITIGATION"), Buyer and Seller hereby agree that Seller shall remain responsible for the prosecution and defense of these matters. Seller shall not compromise or settle the Litigation without the prior consent of Buyer, which consent will not be unreasonably withheld. Seller agrees to indemnify and hold harmless Buyer and its Affiliates from and against any and all Losses of Buyer and each of its Affiliates arising out of, in respect of or in connection with the Litigation; provided that Buyer shall be responsible for any royalty or similar payments arising with respect to the sale after the date hereof of any products of the Business as stipulated in any settlement or compromise agreement entered into with the consent of Buyer with respect to the Litigation, which consent will not be unreasonably withheld.

    SECTION 10.05. PROCEDURES. Promptly after receipt by a party seeking indemnification under Sections 10.02 or 10.03 (the "INDEMNIFIED PARTY") of notice of any claim, liability or expenses to which the indemnification obligations hereunder would apply, such party shall give notice thereof in writing to the party against whom indemnity is sought (the "INDEMNIFYING PARTY"). Such notice shall state the information then available regarding the amount and nature of such claim, liability or expenses. If within 20 days after receiving such notice the Indemnifying Party gives written notice to the Indemnified Party stating that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense, reasonably satisfactory to the Indemnified Party, shall be selected by the Indemnifying Party and the Indemnified Party shall make no payment on such claim. If no such notice of intent to dispute and defend is given by the Indemnifying Party, the Indemnified Party shall, at the expense of the Indemnifying Party, undertake the defense of such claim, liability or expense (with counsel selected by the Indemnified Party), and shall have the right to compromise or settle the same (exercising reasonable business judgment) with the approval of the Indemnifying Party, which approval shall not be unreasonably withheld.

    SECTION 10.06. PAYMENT OF CLAIMS; ARBITRATION. All claims shall be paid or otherwise satisfied by the Indemnifying Party within 60 days after notice thereof is given by the Indemnified Party. If within said 60-day period, the Indemnifying Party indicates in a writing delivered to the Indemnified Party that it disputes the nature or amount of the claim, the dispute upon the election of any party hereto after said 60-day period shall be settled by arbitration in accordance with the provisions of Section 11.05.

    SECTION 10.07. CALCULATION OF DAMAGES. The Indemnified Party shall be entitled to recover the full amount of any loss incurred due to the matter for which indemnification is sought, but any recovery shall be net of any benefit received by the Indemnified Party due to such loss, including, without limitation, any tax benefit, insurance proceeds or warranty reimbursements, received by the Indemnified Party as a result thereof.

    SECTION 10.08. LIMITATION ON REMEDIES. It is specifically understood and agreed that in the event a misrepresentation or breach of warranty is discovered by Buyer or Seller after the Closing, Buyer's or Seller's, as applicable, remedies shall be limited solely to the indemnification set forth in this Article 10, except for any claims sounding in fraud.

                                   ARTICLE 11

                                 MISCELLANEOUS

    SECTION 11.01. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile transmission) and shall be given,

    if to Great Nordic, to:


           GN Great Nordic as
           Kgs. Nytorv 26
           1016 Kebenhaven K
           Denmark
           Attention: Poul Erik Tofte
           Telecopy: 011-45-33-95-08-69




    if to Buyer, to:


           GN Netcom as
           Bispevej 4
           DK-2400 Copenhagen NV
           Attention: Christian F. Tillisch
           Telecopy: 011-45-3815-8601




    with a copy to:


           John A. Bick
           Davis Polk & Wardwell
           450 Lexington Avenue
           New York, New York  10017
           Telecopy: (212) 450-4800




    if to Seller, to:

           c/o Dynatech Corporation
           3 New England Executive Park
           Burlington, MA   01803
           Attn: Roger Cady, Vice President
                 Business Development
           Telecopy: 617-229-8850




    if to Dynatech:


           Dynatech Corporation
           3 New England Executive Park
           Burlington, MA 01803
           Attn: Roger Cady, Vice President
                 Business Development
           Telecopy: 617-229-8850




    with a copy to:


           Hale and Dorr
           60 State Street
           Boston, MA 02109
           Attn: Peter B. Tarr, Esq.
           Telecopy: 617-526-5000

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

    SECTION 11.02. AMENDMENTS AND WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    SECTION 11.03. EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    SECTION 11.04. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

    SECTION 11.05. ARBITRATION. With the exception of the rights and obligations of Dynatech, the Seller, and the Buyer (collectively, the "PARTIES," but individually the "PARTY") under Section 5.03 hereof, all disputes arising out of this Agreement shall be settled as far as possible by negotiations between the Parties. If the Parties cannot agree on an amicable settlement within thirty (30) days from written submission of the matter by one or more of the Parties to the other Party or Parties, the matter shall be submitted for decision and final resolution to arbitration to the exclusion of any courts of law, under the rules of Conciliation and Arbitration of the International Chamber of Commerce of Paris, France (the "ICC").

    The arbitration tribunal shall be composed of one disinterested arbitrator, appointed pursuant to the following procedure: the Party or Parties invoking arbitration shall notify the other Party or Parties by registered air mail stating the substance of its or their claim. The Parties shall agree on the arbitrator, who may be a citizen of any country. Within thirty days of receipt of such notification, the other Party or Parties shall notify the initiating Party or Parties by registered air mail its or their answer to the claim made, and any counterclaim which it wishes or they wish to assert in the arbitration. If the Parties are unable to agree to an arbitrator within thirty (30) days, appointment of the arbitrator shall be made by the Court of Arbitration of the ICC upon request of any Party.

    The arbitrator will decide the dispute in accordance with the internal laws of the State of Delaware. The decision shall be rendered in writing, shall state the reasons on which it is based, and shall bear the signature of the arbitrator. It also shall identify the time and place of the award granted. Finally, the Party or Parties which do not prevail in such proceedings shall pay the expenses of the arbitration.

    The arbitration decision shall be rendered as soon as possible, not later, however, if possible, than six months after the constitution of the arbitration tribunal. The arbitration decision shall be final and binding upon all of the Parties and the Parties agree that any award granted pursuant to such decision may be entered forthwith in any court of competent jurisdiction. This arbitration clause and any award rendered pursuant to it shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitration Awards signed in New York on June 10, 1958.

    The seat of arbitration will be New York City, unless the Parties otherwise agree in writing. The official arbitration language shall be English.

    SECTION 11.06. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

    SECTION 11.07. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

    SECTION 11.08. ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement, the Disclosure Schedule hereto, and all exhibits hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    SECTION 11.09. BULK SALES LAWS. Buyer and Seller each hereby waive compliance by Seller with the provisions of the "BULK SALES", "BULK TRANSFER" or similar laws of any state. Seller agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws.

    SECTION 11.10. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              GN GREAT NORDIC


                              By:/s/ Jorn Kildegaard
                                 ---------------------------------
                                 Title: Executive Vice President

                              GN NETCOM/UNEX INC.


                              By:/s/ Christian Tillisch
                                 ---------------------------------
                                 Title: President

                              DYNATECH CORPORATION


                              By:/s/ Roger C. Cady
                                 ---------------------------------
                                 Title: VIce President


                              UNEX CORPORATION


                              By:/s/ Roger C. Cady
                                 ---------------------------------
                                 Title: Vice President

                                                                       Exhibit B

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

    ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of October 21, 1996, between UNEX Corporation, a Massachusetts corporation ("SELLER"), and GN Netcom/Unex, Inc., a Delaware corporation ("BUYER").

                              W I T N E S S E T H

    WHEREAS, Buyer and Seller have concurrently herewith consummated the purchase by Buyer of the Purchased Assets pursuant to the terms and conditions of the Asset Purchase Agreement dated October 21, 1996 between Buyer, GN Great Nordic as, Dynatech Corporation and the Seller, (the "ASSET PURCHASE AGREEMENT"; terms defined in the Asset Purchase Agreement and not otherwise defined herein being used herein as therein defined);

    WHEREAS, pursuant to the Asset Purchase Agreement, Buyer has agreed to assume certain liabilities and obligations of Seller with respect to the Purchased Assets and the Business;

    NOW, THEREFORE, in consideration of the sale of the Purchased Assets and in accordance with the terms of the Asset Purchase Agreement, Buyer and Seller agree as follows:

    1. (a) Seller does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller in, to and under the Purchased Assets; provided that no sale, transfer, assignment or delivery shall be made of any or any material portion of any of the Contracts or Permits if an attempted sale, assignment, transfer or delivery, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder.

    (b) Buyer does hereby accept all the right, title and interest of Seller in, to and under all of the Purchased Assets (except as aforesaid) and Buyer assumes and agrees to pay, perform and discharge promptly and fully when due all of the Assumed Liabilities and to perform all of the obligations of Seller to be performed under the Contracts.

    2. It is expressly understood and agreed that all liabilities, obligations and commitments not assumed hereunder by the Buyer pursuant to Paragraph 1 above shall remain, as between the Buyer and the Seller, the sole obligation of the Seller and its respective successors and assigns.

    3. The Buyer agrees to indemnify and hold harmless the Seller in accordance with the provisions of the Asset Purchase Agreement.

    4. The Buyer and the Seller, by their execution of this Assignment and Assumption Agreement, each hereby acknowledges and agrees that neither the representations and warranties nor the rights and remedies of either party under the Asset Purchase Agreement shall be deemed to be enlarged, modified or altered in any way by such execution of this agreement.

    5. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

    6. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                              UNEX CORPORATION

                              By:
                                 -----------------------------
                                 Name:
                                 Title:


                              GN NETCOM/UNEX, INC.

                              By:
                                 -----------------------------
                                 Name:
                                 Title:





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